===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-25642

                          COMMONWEALTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                            500 West Jefferson Street
                             PNC Plaza - 19th Floor
                         Louisville, Kentucky 40202-2823
                                  502-589-8100
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                  Common Stock
                             Stock Purchase Rights
            (Title of each class of securities covered by this Form)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [x]         Rule 12h-3(b)(1)(i)    [x]
       Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                                          Rule 15d-6             [ ]

       Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Commonwealth Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 9, 2004                 By /s/ Henry Del Castillo
                                       ---------------------------------------
                                       Name:   Henry Del Castillo
                                       Title:  Vice President Finance